Exhibit 99.2

Exhibit 99.2 Important Notice Regarding the Availability of Information Statement Materials THE ENSIGN GROUP, INC. THE ENSIGN GROUP, INC. 29222 RANCHO VIEJO RD., SUITE 127 SAN JUAN CAPISTRANO, CA 92675 You are receiving this communication because you hold shares in The Ensign Group, Inc. (“Ensign”). It has released informational materials regarding the spin-off of its wholly-owned subsidiary, The Pennant Group, Inc. (“Pennant”) and its consolidated subsidiaries that are now available for your review. This notice provides instructions on how to access the Ensign materials for informational purposes only. It is not a form for voting and presents only an overview of the Ensign materials, which contain important information and are available, free of charge, on the internet or by mail. We encourage you to access and review closely the Ensign materials and continue to view them online to access new or updated information. To effect the spin-off, Ensign will distribute substantially all of the shares of Pennant common stock on a pro rata basis to the holders of Ensign common stock. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that Pennant has prepared in connection with the spin-off, Pennant will be an independent, publicly traded company. Ensign is not soliciting proxy or consent authority from stockholders in connection with the spin-off. The Ensign materials consist of the Information Statement, including any supplements, that Pennant has prepared in connection with the spin-off. You may view the Ensign materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statement. See the reverse side for instructions on how to access materials.

How to Access the Materials Materials Available to VIEW or RECEIVE: INFORMATION STATEMENT, INCLUDING ANY SUPPLEMENTS How to View Online: Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) and visit: www.materialnotice.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.materialnotice.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statement.

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY E84121-S90310

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